FOR IMMEDIATE RELEASE
May 29, 2009

Cintas Corporation Announces Fourth Quarter Estimates
and Restructuring Charge

CINCINNATI, May 29, 2009 -- Cintas Corporation (Nasdaq: CTAS) today is providing an estimate of its expected financial results for the quarter ending May 31, 2009.  These results will include a restructuring charge to be recognized in the quarter due to the declining economic conditions which continue to impact the North American economy and Cintas’ businesses.

For the quarter ending May 31, 2009, Cintas expects revenue to be between $870 million and $885 million.  Earnings per diluted share, prior to the restructuring charge, are expected to be between 34 and 37 cents per diluted share.  After a restructuring charge of approximately $50 million after tax, earnings per diluted share are expected to be between 1 and 4 cents per diluted share.

In announcing the fourth quarter estimate, Scott Farmer, Cintas Chief Executive Officer stated, “The U.S. economy continues to lose employment at a rapid rate, directly impacting our customers and prospects.  The suddenness and severity of U.S. job losses over the past several months has resulted in the need for Cintas to take additional cost reduction measures.  While we expect the economy to ultimately recover, we are uncertain as to when or at what rate this recovery will occur.”

The restructuring charge involves right-sizing the Company’s operating capacity, severance associated with position eliminations, increased inventory reserves and other related charges.

Mr. Farmer noted, “While the actions we are taking are necessary and appropriate, our company remains profitable with strong cash flow from operations and our balance sheet is strong.   We expect to have no short-term debt outstanding at May 31, 2009, which is similar to levels at the end of our third quarter despite the payment of $72 million in dividends to our shareholders during the current quarter.  We have reduced our employee headcount by over 12% in the past year and have implemented stringent controls over discretionary spending.”

The Company expects to report its results for the fiscal year ending May 31, 2009, in mid-July.

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid, safety, fire protection products and services and document management services for approximately 800,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  You should not place undue reliance on any forward-looking statement.  We cannot guarantee that any forward-looking statement will be realized.  These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Quarterly Report.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, loss of customers due to outsourcing trends, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, investigations or other proceedings, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic or extraordinary events, changes in federal and state tax and labor laws and the reactions of competitors in terms of price and service.  Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2008 and in our reports on Forms 10-Q and 8-K.  The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer – 513-573-4211

Michael L. Thompson, Vice President and Treasurer – 513-573-4133